EXHIBIT 11


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Exhibit No. 11  Statement re: Computation of Per Share Earnings

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                                                                                            At December 31,
                                                                                  ----------------------------------------
                                                                                     1996         1995            1994
                                                                                     ----         ----            ----

Net income ....................................................................   $3,025,821   $4,343,404      $4,455,455
Weighted average common shares outstanding ....................................    2,470,361    2,504,322       2,575,938
Common stock equivalents due to dilutive effect of stock options...............       54,129       60,844          74,696
Total weighted average common shares and equivalents outstanding...............    2,524,490    2,565,166       2,650,634
Primary earnings per share ....................................................   $     1.20   $     1.69      $     1.68

Total weighted average common shares and equivalents  outstanding..............    2,524,490    2,565,166       2,650,634
Additional dilutive shares using the higher of the end of period market value or average market value for the period when utilizing
  the treasury stock method regarding stock options ...........................        2,779        4,578             250
Total outstanding shares for fully diluted earnings per share computation......    2,527,269    2,569,774       2,650,884
Fully diluted earnings per share ..............................................   $     1.20   $     1.69      $     1.68

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